April 24, 2007

“SIGNET” SIGNS CONTRACT WORTH MILLIONS FOR EXCLUSIVE RIGHTS TO 21 ORIGINAL TV SERIES

Palm Beach, Florida April 24, 2007 … Signet International Holdings, Inc. (SIGN:OTCBB) announced today that the company has executed an agreement with eight-time EMMY award winning TV producer, Robert L. Freeman, President of Florida based FreeHawk Productions, Inc., to purchase a package of 21 new TV series to be produced exclusively for Signet.

These original series include Dramas, Comedies, Documentaries, up to the minute Realities, and a few Animations. There will also be shows with topical content aimed at Tweens and Teens. Each series has the potential to yield many episodes. “These series have been independently evaluated at several million dollars and we are very fortunate to have acquired them at this early stage of our development. We also fortunate to have the additional advantage of Triple Play Media collaborating with FreeHawk in the timely development of these programs”, said Signet CEO, Ernest Letiziano.

Signet has an exclusive contract with Triple Play Media Management, Inc., of Phoenix, AZ, and its President, Richard Grad, to produce gaming, sports and entertainment programming, provide distribution and develop new products for Signet’s planned network.

About Signet International Holdings, Inc.

Signet International Holdings, Inc. is a publicly owned corporation (SIGN:OTCBB) who, through its subsidiaries, will own and operate television stations and network(s) and will produce and distribute via various multimedia technologies, sports, gaming and entertainment programming. A primary component of Signet’s business plan is the building of its own TV network(s) via the acquisition of small television stations and using them as a base to deliver its programming.

Forward Looking Safe Harbor Statement:
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include product demand, market competition, delays in website development, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission.  Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

CONTACT: Ms Sowers Signet International Holdings, Inc. 561-832-2000, Ext.# 2.